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                                **PRESS RELEASE**

Contact:
--------
Sandra Mitchell
Director of Corporate Communications
(860) 456-6509


                            SI FINANCIAL GROUP, INC.
                          RECEIVES REGULATORY APPROVAL
                       TO COMPLETE INITIAL PUBLIC OFFERING


      Willimantic, Connecticut. September 29, 2004 - Rheo A. Brouillard, President and Chief Executive Officer of SI Financial Group, Inc. ("SI Financial"), announced today that SI Financial, the holding company for Savings Institute Bank and Trust Company ("Savings Institute"), has received regulatory approval to complete its initial stock offering. Closing is scheduled for September 30, 2004, and trading is expected to begin on The Nasdaq National Market on October 1, 2004 under the symbol "SIFI".

      A total of 5,025,500 shares of common stock, representing 40% of SI Financial's outstanding shares of common stock, were sold in the offering at the price of $10.00 per share. In addition, 251,275 shares of SI Financial's common stock, representing 2% of SI Financial's outstanding shares of common stock, will be contributed to SI Financial Group Foundation, Inc. (the "Foundation") in connection with the funding of the Foundation. The remaining 58% of SI Financial's outstanding shares of common stock will be issued to SI Bancorp, MHC, the federally chartered mutual holding company parent of SI Financial.




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      Mr.  Brouillard  said that the  officers  and  boards of  directors  of SI
Financial and Savings Institute wish to express their thanks for the response to the stock offering and that Savings Institute looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. On
August  6,  2004,   Savings   Institute   completed   its   conversion   from  a
Connecticut-chartered savings bank to a federally-chartered savings bank.

      Sandler O'Neill & Partners, L.P. of New York, New York managed the stock offering. Muldoon Murphy Faucette & Aguggia LLP of Washington, D.C. acted as legal counsel to SI Financial.

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